EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL FIRST QUARTER 2020 RESULTS INCLUDE RECORD LIQUIDITY, STRONG CREDIT QUALITY METRICS, DOUBLE-DIGIT NET INTEREST INCOME GROWTH, AND EPS OF $0.38

-- Assets, loans and deposits grew at organic annual rates of 41.7%, 30.4% and 45.8%, respectively, while
Chartwell Investment Partners generated $57.0 million of positive net inflows --

PITTSBURGH, April 20, 2020 - TriState Capital Holdings, Inc. (Nasdaq: TSC) reported first quarter 2020 financial results, including record levels of liquidity, strong credit quality metrics, double-digit loan growth, and all-time-high quarterly net interest income and revenue.

The parent company of TriState Capital Bank and Chartwell Investment Partners reported net income available to common shareholders of $10.9 million, or $0.38 per fully diluted share, in the first quarter of 2020, compared to $13.9 million, or $0.48, in the first quarter of 2019 and $12.6 million, or $0.44, in the fourth quarter of 2019.

“With well over $1 billion in liquidity, superior asset quality metrics, record revenues, and profitable growth in a balance sheet approaching $9 billion, TriState Capital is very well positioned to help our private banking, commercial banking and investment management clients through the historic challenges facing our nation,” Chairman and Chief Executive Officer James F. Getz said. “We are inspired by our team of amazing professionals and how they have remained fully engaged with all of our clients, maintaining uninterrupted and premier levels of service. Our infrastructure and systems have all functioned as designed in these times of unprecedented volatility. And, we continue our work to profitably grow this company to meet and exceed the expectations of those we serve.”

FIRST QUARTER 2020 HIGHLIGHTS

•
TriState Capital’s private banking loan portfolio, primarily collateralized by marketable securities, which are monitored daily, liquid and subject to favorable treatment under regulatory capital requirements, represented 56.3% of total loans at period end.

•
Non-performing loans (NPLs) and adverse-rated credits represented 0.00% and 0.50% of total loans, respectively, while the allowance for loan and lease losses (ALLL) was 0.25% of total loans and 9,404% of NPLs, at period end.

•	Loan growth during the quarter included private banking up 6.0%, commercial and industrial (C&I) up 9.7%, and commercial real estate (CRE) up 3.1%.

•	Total loans grew organically to $6.96 billion at period end, up 30.4% from March 31, 2019 and 5.8% during the quarter.

•	Deposits grew organically to $7.78 billion at period end, up 45.8% from March 31, 2019 and 17.3% during the quarter, lowering the loan-to-deposit ratio to 89.4%.

•	Record level of liquidity included $1.01 billion in cash and equivalents, as well as $606.7 million in securities at period end.

•	Liability and asset pricing management supported record net interest income (NII) and stable net interest margin (NIM).

•	Chartwell’s fixed income and equity strategies drew positive net inflows of $57.0 million during the quarter, and it has in excess of $200 million in commitments in its new business pipeline.

TriState Capital’s NIM was 1.84% for both the first quarter of 2020 and the fourth quarter of 2019, compared to 2.10% in the first quarter of 2019. NII grew to a record $34.9 million in the first quarter of 2020, increasing 15.0% from $30.4 million in the year-ago quarter and 5.6% from $33.1 million in the fourth quarter of 2019. Double-digit annual NII growth continued even as the company grew deposits at a faster rate than loans and managed balance sheet risk through the growth of private banking loans backed by marketable securities.

EXHIBIT 99

Total non-interest income was $13.3 million in the first quarter of 2020, compared to $13.1 million in the prior year quarter and $13.5 million in the linked quarter.

TriState Capital’s non-interest income is largely made up of Chartwell investment management fees, which were $7.6 million in the first quarter of 2020, reflecting market volatility in March that offset positive net inflows of client assets in the quarter. Investment management fees were $9.4 million in the prior year quarter and $8.9 million in the linked quarter.

Fees from the bank’s back-to-back, loan-level interest rate swap offering for clients totaled a record $4.4 million in the first quarter of 2020, compared to $1.8 million in the prior year quarter and $3.4 million in the linked quarter.

NII and non-interest income, excluding net gains on the sale of debt securities, combined to grow total revenue to a record $48.2 million for the first quarter of 2020, up 11.0% from $43.4 million in the year-ago period and up 3.6% from $46.5 million in the linked quarter. Total revenue, which is not a financial metric under generally accepted accounting principles (GAAP), is a measure that TriState Capital has consistently utilized to provide a greater understanding of its significant fee-generating businesses. Non-interest income represented 27.5% of total revenue in the first quarter of 2020 when excluding net gains on the sale of securities.

The company’s investments in talent, client experience and building operating scale continue to drive annual revenue growth and product innovation, while achieving incremental operating leverage. TriState Capital Bank’s efficiency ratio for the first quarter of 2020 was 51.86%, improving from 56.30% in the first quarter of 2019 and 56.03% in the linked quarter. The efficiency ratio, which is a non-GAAP financial metric, is a measure utilized to provide a greater understanding of a bank’s level of non-interest expense as a percentage of total revenue.

First quarter 2020 non-interest expense totaled $29.1 million, increasing 9.3% from $26.7 million in the year-ago period and decreasing 3.2% from $30.1 million in the fourth quarter of 2019. TriState Capital also continued to lower non-interest expense as a percentage of average assets to 1.47% in the first quarter of 2020, down from 1.77% in the first quarter of 2019 and 1.60% in the linked quarter.

Pre-tax, pre-provision net revenue (PTPPNR) grew to a record $19.0 million in the first quarter of 2020, increasing 13.7% from $16.7 million in the year-ago period and 16.3% from $16.4 million in the linked quarter. PTPPNR, which is a non-GAAP financial metric, is a measure utilized to provide a greater understanding of a bank’s pre-tax profitability before giving effect to provision and securities gains and losses.

Pre-tax income was $16.1 million in the first quarter of 2020, decreasing 6.1% from $17.1 million in the first quarter of 2019 and increasing 2.5% from $15.7 million in the linked quarter.

TriState Capital’s effective tax rate was 19.9% for the first quarter of 2020. The company’s effective tax rate is impacted by certain factors including the number, timing and size of tax credit investments, as well as the proportion of consolidated earnings attributed to investment management.

Net income available to common shareholders and earnings per share in the first quarter of 2020 reflected $2.0 million payable for the company’s quarterly cash dividends on Series A and Series B Non-Cumulative Perpetual Preferred Stock.

ORGANIC LOAN GROWTH
TriState Capital continued to show strong organic growth on both sides of its balance sheet, expanding the number and depth of its relationships with high-quality middle-market commercial customers, as well as the high-net-worth clients the bank serves through its national referral network of investment advisors and other financial intermediaries.

Average loans totaled a record $6.67 billion in the first quarter of 2020, growing 28.9% from $5.18 billion in the prior year period and 6.8% from $6.25 billion in the linked quarter. Loans at March 31, 2020 totaled $6.96 billion, growing $1.62 billion, or 30.4%, from March 31, 2019, and $380.6 million, or 5.8%, from December 31, 2019.

EXHIBIT 99

TriState Capital’s premier distribution and client-engagement capabilities helped drive new loan originations in its private banking business in the first quarter of 2020, as the company fortified its position as the nation’s leading provider of marketable securities-backed loans through independent investment advisory and other financial services firms. Private banking loans totaled $3.92 billion at March 31, 2020, increasing $933.6 million, or 31.3%, from one year prior and $220.2 million, or 6.0%, from the end of the linked quarter.

The company continued to grow relationships with middle-market enterprises in the first quarter of 2020 to drive originations of C&I and CRE loans. Commercial loans totaled $3.04 billion at March 31, 2020, increasing $687.8 million, or 29.2%, from one year prior and $160.4 million, or 5.6%, from the end of the linked quarter.

C&I loans grew to $1.19 billion at March 31, 2020, increasing $328.7 million, or 38.1%, from one year prior and $105.4 million, or 9.7%, from the end of the linked quarter. Less than a third of C&I loan growth in the first quarter of 2020 was attributable to net increased utilization of revolving credit lines.

CRE loans grew to $1.85 billion at March 31, 2020, increasing $359.1 million, or 24.1%, from one year prior and $55.0 million, or 3.1%, from the end of the linked quarter. CRE loans represented 26.6% of total period-end loans.

DEPOSIT FRANCHISE EXPANSION
TriState Capital continues to support private banking and commercial loan growth with the organic, strategic expansion of its deposit franchise. The bank’s national treasury management and liquidity management offerings are increasing the number and depth of depositor relationships with financial services businesses, high-net-worth individuals, family offices, middle market companies, professional service firms, specialized payment and transaction processors, municipalities and non-profits.

In March, TriState Capital further accelerated deposit-gathering activities to build record levels of liquidity in anticipation of clients’ credit needs during the public health and economic crisis resulting from the COVID-19 pandemic, accepting the carrying costs associated with this over-funding in the short term.

Average deposits totaled a record $6.76 billion in the first quarter of 2020, growing 34.1% from $5.04 billion in the same period last year and 8.7% from $6.21 billion in the linked quarter. Deposits at March 31, 2020 totaled $7.78 billion, growing $2.45 billion, or 45.8%, from March 31, 2019, and $1.15 billion, or 17.3%, from December 31, 2019.

Treasury management deposit accounts totaled $1.11 billion at March 31, 2020, increasing $317.8 million, or 40.2%, from March 31, 2019, and $33.0 million, or 3.1%, from December 31, 2019.

The bank’s loan-to-deposit ratio at March 31, 2020 was 89.4%, down from 100.0% at March 31, 2019 and 99.1% at December 31, 2019.

INTEREST RATE MANAGEMENT
TriState Capital continues to maintain a balance sheet with significant flexibility to manage interest rate risk in changing markets.

TriState Capital’s stable first-quarter NIM reflected a liability repricing program completed in March 2020 for virtually all non-fixed-rate balances, representing a majority of total deposits. Most of TriState Capital’s non-fixed rate deposits are linked to the Effective Fed Funds Rate, and the balance are priced at rates set with bank discretion.

Interest rate floors are now in place for the majority of the bank’s loans, effective with 30-day LIBOR below 1%. At March 31, 2020, 93% of the company’s loans were floating rate and indexed to 30-day LIBOR, the Prime Rate or the Effective Fed Funds Rate.

Total cost of funds for all deposits and interest-bearing liabilities averaged 1.64% during the first quarter of 2020, compared to 2.38% in the same period last year and 1.93% in the linked quarter. The total cost of deposits averaged 1.62% during the first quarter of 2020, compared to 2.36% in the same period last year and 1.92% in the linked quarter.

EXHIBIT 99

The yield on total loans averaged 3.55% during the first quarter of 2020, compared to 4.49% in the prior year period and 3.81% in the linked quarter. Yields reflect trends in 30-day LIBOR during the first quarter of 2020, the proportion of the portfolio dedicated to private banking non-purpose margin loans secured by marketable securities, an overall focus on variable rate pricing and asset quality.

INVESTMENT MANAGEMENT
Strong investment performance across Chartwell’s active equity and fixed income strategies contributed to net inflows of $57.0 million during the first quarter of 2020, and by mid-April it had in excess of $200 million in commitments from institutional investors in its new business pipeline.

Chartwell’s new business and new flows from existing accounts of $385 million was offset by outflows of $328 million and market depreciation of $1.44 billion in the first quarter of 2020. Chartwell’s assets under management were $8.32 billion at March 31, 2020, $9.73 billion at March 31, 2019 and $9.70 billion at December 31, 2019.

Chartwell’s weighted average fee rate was 0.34% at March 31, 2020. Investment management fee revenue was $7.6 million in the first quarter of 2020, compared to $9.4 million in the first quarter of 2019 and $8.9 million in the fourth quarter of 2019.

Initiatives to enhance Chartwell segment profitability continue to take effect, as non-interest expense improved to $7.1 million in the first quarter of 2020 from $7.6 million in the first quarter of 2019 and $8.9 million in the fourth quarter of 2019.

ASSET QUALITY
TriState Capital’s first quarter 2020 results, including provision expense and reserves, reflect continued application of the incurred loss method for estimating credit losses. The company has elected to delay implementation of the current expected credit losses (CECL) accounting standard, in accordance with relief provided to financial institutions under the U.S. Coronavirus Aid, Relief, and Economic Security (CARES) Act. Continued application of the incurred loss method in the first quarter of 2020 resulted in provision expense and reserve levels that were not substantially different than what would have been recognized under CECL.

TriState Capital maintained strong asset quality metrics in the first quarter of 2020, reflecting the company’s disciplined credit culture and the expansion of its private banking non-purpose margin loans secured by marketable securities. Private banking loans comprised 56.3% of the total loan portfolio at March 31, 2020, while CRE and C&I comprised 26.6% and 17.1% of total loans, respectively.

Non-performing assets (NPAs) were $4.4 million, or 0.05% of total assets, at March 31, 2020, compared to $10.5 million, or 0.16%, at March 31, 2019 and $4.4 million, or 0.06%, at December 31, 2019.

Non-performing loans (NPLs) were $184,000, or 0.0% of total loans, at March 31, 2020, compared to $7.3 million, or 0.14%, at March 31, 2019 and $184,000, or 0.00%, at December 31, 2019.

Adverse-rated credits were $34.6 million, or 0.50% of total loans, at March 31, 2020, compared to $29.1 million, or 0.55%, at March 31, 2019 and $35.0 million, or 0.53%, at December 31, 2019.

Net recoveries were $203,000 in the first quarter of 2020, $1.9 million in the year-ago quarter and $6,000 in the linked quarter. TriState Capital recorded provision expense of $3.0 million in the first quarter of 2020 and $728,000 in the linked quarter. A credit to provision of $377,000 was recorded in the first quarter of 2019.

ALLL increased by 22.7% in the first quarter of 2020, reflecting management’s assessment of general economic conditions. ALLL was $17.3 million, or 0.25% of total loans, at March 31, 2020, compared to $14.7 million, or 0.28%, at March 31, 2019 and $14.1 million, or 0.21%, at December 31, 2019. ALLL represented 9,404% of NPLs at March 31, 2020.

EXHIBIT 99

CAPITAL STRENGTH AND FLEXIBILITY
The company’s regulatory capital levels benefited from retained earnings growth. As of March 31, 2020, estimated regulatory capital ratios for TriState Capital Holdings were 11.42% for total risk-based capital, 11.07% for tier 1 risk-based capital, 8.81% for common equity tier 1 risk-based capital, and 7.19% for tier 1 leverage. For TriState Capital Bank, the estimated capital ratios were 11.69% for total risk-based capital, 11.34% for tier 1 risk-based capital, 11.34% for common equity tier 1 risk-based capital, and 7.36% for tier 1 leverage.

During the three months ended March 31, 2020, the company repurchased a total of 30,000 shares of its common stock for approximately $520,000 at an average cost of $17.33 per share. Since the company’s Board of Directors first authorized share buybacks in October 2014, the company has repurchased a total of 2.1 million shares for approximately $32.8 million at an average cost of $15.39 per share. TriState Capital had $9.9 million of repurchase authority available at March 31, 2020, under previously disclosed buyback programs authorized by its Board of Directors.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on April 21 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/10140007 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital investor call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada, or 412-902-4194 from other international locations.

The live conference call will also be available through an audio webcast accessible at https://services.choruscall.com/links/tsc200421.html or http://investors.tristatecapitalbank.com. These links may also be used to access an archived replay of the conference call.

A replay of the call will be available approximately one hour after the end of the conference through April 28. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada, or 412-317-0088 from other international locations, and entering the conference number 10140007.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $8.9 billion in assets as of March 31, 2020, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $8.3 billion in assets under management as of March 31, 2020, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect TriState Capital’s current views with respect to, among other things, future events and the company’s financial performance, as well as the company’s goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. These statements are often, but not always, made through the use of words or phrases such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “maintain,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “sustain,” “target,” “trend,” “will,” “will likely result,” and “would,” or the negative versions of those words or other comparable statements of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about TriState Capital’s industry and beliefs or assumptions made by management, many of which, by their nature, are inherently uncertain. Although TriState Capital believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially

EXHIBIT 99

different from the results expressed or implied by the forward-looking statements. Accordingly, TriState Capital cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that change over time and are difficult to predict, including, but not limited to, the following:

•	those associated with COVID-19, including its possible effects on TriState Capital’s operations, its clients and the demand for its products and services;

•
TriState Capital’s ability to prudently manage its growth and execute its strategy, including the successful integration of past and future acquisitions, its ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and manage customer disintermediation;

•	TriState Capital’s level of non-performing assets and the costs associated with resolving problem loans including litigation and other costs;

•	deterioration of TriState Capital’s asset quality;

•	possible loan losses and changes in the value of collateral securing TriState Capital’s loans;

•	possible changes in the speed of loan prepayments by customers and loan origination or sales volumes;

•	business and economic conditions generally and in the financial services industry, nationally and within TriState Capital’s local market area;

•	TriState Capital’s ability to maintain important deposit customer relationships, its reputation and otherwise avoid liquidity risks;

•	changes in management personnel;

•	volatility and direction of interest rates;

•	TriState Capital’s ability to provide investment management performance competitive with its peers and benchmarks;

•
fluctuations in the carrying value of the assets under management held by Chartwell Investment Partners, LLC, the company’s registered investment advisor subsidiary, as well as the relative and absolute investment performance of such subsidiary’s investment products;

•	operational risks associated with TriState Capital’s business, including cyber-security related risk;

•	increased competition in the financial services industry, particularly from regional and national institutions;

•	negative perceptions or publicity with respect to any products or services offered by TriState Capital;

•	adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings;

•	changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters;

•	TriState Capital’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms;

•	regulatory limits on TriState Capital’s ability to receive dividends from its subsidiaries and pay dividends to shareholders;

•	changes and direction of government policy towards and intervention in the U.S. financial system;

•
natural disasters and adverse weather, acts of terrorism, cyber-attacks, an outbreak of hostilities, a public health outbreak (such as COVID-19) or other international or domestic calamities, and other matters beyond TriState Capital’s control; and the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if TriState Capital’s underlying assumptions prove to be incorrect, actual results may differ materially from what the company anticipates. Accordingly, readers should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for TriState Capital to predict which will arise. Any forward-looking statement speaks only as of the date on which it is made, and TriState Capital does not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, TriState Capital cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL DISCLOSURES
This news release and the accompanying tables contain certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Specifically, TriState Capital reviews and reports tangible common equity, tangible book value per common share, total revenue, EBITDA, pre-tax, pre-provision net revenue and efficiency ratio. Although TriState Capital believes these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-

EXHIBIT 99

GAAP disclosures are used, the most directly comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Casteel Schoenborn
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@csirfirm.com

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
BALANCE SHEET DATA (UNAUDITED)

	As of and For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Cash and cash equivalents	$1,010,128	$403,855	$243,911
Total investment securities	606,736	469,150	487,087
Loans and leases held-for-investment	6,958,149	6,577,559	5,336,725
Allowance for loan and lease losses	(17,304)	(14,108)	(14,712)
Loans and leases held-for-investment, net	6,940,845	6,563,451	5,322,013
Goodwill and other intangibles, net	65,352	65,854	67,361
Other assets	367,000	263,500	223,638
Total assets	$8,990,061	$7,765,810	$6,344,010

Deposits	$7,782,759	$6,634,613	$5,337,704
Borrowings, net	330,000	355,000	398,216
Other liabilities	262,922	154,916	111,533
Total liabilities	8,375,681	7,144,529	5,847,453

Preferred stock	116,079	116,079	38,468
Common shareholders’ equity	498,301	505,202	458,089
Total shareholders’ equity	614,380	621,281	496,557

Total liabilities and shareholders’ equity	$8,990,061	$7,765,810	$6,344,010

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
INCOME STATEMENT DATA (UNAUDITED)

	As of and For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Interest income:
Loans and leases	$58,918	$59,936	$57,262
Investments	3,901	3,827	4,353
Interest-earning deposits	1,383	1,711	1,287
Total interest income	64,202	65,474	62,902

Interest expense:
Deposits	27,244	29,990	29,333
Borrowings	2,036	2,418	3,197
Total interest expense	29,280	32,408	32,530
Net interest income	34,922	33,066	30,372
Provision (credit) for loan and lease losses	2,993	728	(377)
Net interest income after provision for loan and lease losses	31,929	32,338	30,749
Non-interest income:
Investment management fees	7,638	8,862	9,424
Service charges on deposits	213	216	136
Net gain on the sale and call of debt securities	57	70	28
Swap fees	4,373	3,363	1,803
Commitment and other loan fees	419	537	531
Other income	616	443	1,147
Total non-interest income	13,316	13,491	13,069
Non-interest expense:
Compensation and employee benefits	17,446	16,709	16,775
Premises and occupancy costs	1,909	1,933	1,270
Professional fees	1,470	2,482	995
FDIC insurance expense	2,170	1,830	1,421
General insurance expense	262	286	294
State capital shares tax	383	380	380
Travel and entertainment expense	864	1,406	835
Intangible amortization expense	502	503	502
Other operating expenses	4,138	4,590	4,200
Total non-interest expense	29,144	30,119	26,672
Income before tax	16,101	15,710	17,146
Income tax expense	3,206	1,106	2,582
Net income	$12,895	$14,604	$14,564
Preferred stock dividends	1,962	1,962	679
Net income available to common shareholders	$10,933	$12,642	$13,885

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019
Per share and share data:
Earnings per common share:
Basic	$0.39	$0.45	$0.50
Diluted	$0.38	$0.44	$0.48
Book value per common share	$16.74	$17.21	$15.61
Tangible book value per common share (1)	$14.55	$14.97	$13.31
Common shares outstanding, at end of period	29,762,578	29,355,986	29,351,833
Weighted average common shares outstanding:
Basic	28,180,589	27,875,074	27,832,839
Diluted	28,844,844	29,020,118	28,703,636

Performance ratios:
Return on average assets (2)	0.65%	0.78%	0.97%
Return on average common equity (2)	8.59%	10.07%	12.50%
Net interest margin (2) (3)	1.84%	1.84%	2.10%
Total revenue (1)	$48,181	$46,487	$43,413
Pre-tax, pre-provision net revenue (1)	$19,037	$16,368	$16,741
Bank efficiency ratio (1)	51.86%	56.03%	56.30%
Non-interest expense to average assets (2)	1.47%	1.60%	1.77%

Asset quality:
Non-performing loans	$184	$184	$7,329
Non-performing assets	$4,434	$4,434	$10,453
Other real estate owned	$4,250	$4,250	$3,124
Non-performing assets to total assets	0.05%	0.06%	0.16%
Non-performing loans to total loans	—%	—%	0.14%
Allowance for loan and lease losses to loans	0.25%	0.21%	0.28%
Allowance for loan and lease losses to non-performing loans	9,404.35%	7,667.39%	200.74%
Net charge-offs (recoveries)	$(203)	$(6)	$(1,881)
Net charge-offs (recoveries) to average total loans (2)	(0.01)%	—%	(0.15)%

Capital ratios: (4)
Tier 1 leverage ratio	7.19%	7.54%	7.13%
Common equity tier 1 risk-based capital ratio	8.81%	9.32%	9.98%
Tier 1 risk-based capital ratio	11.07%	11.75%	10.92%
Total risk-based capital ratio	11.42%	12.05%	11.26%

Investment Management Segment:
Assets under management	$8,323,000	$9,701,000	$9,732,000
EBITDA (1)	$1,217	$714	$2,621

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

(4)	Capital ratios are estimated until regulatory reports are filed.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$464,302	$1,363	1.18%	$404,169	$1,687	1.66%	$202,474	$1,256	2.52%
Federal funds sold	7,099	20	1.13%	6,994	25	1.42%	8,595	31	1.46%
Debt securities available-for-sale	281,870	2,044	2.92%	251,767	1,994	3.14%	236,235	1,986	3.41%
Debt securities held-to-maturity	201,754	1,488	2.97%	206,383	1,653	3.18%	211,833	2,018	3.86%
Debt securities trading	230	1	1.75%	—	—	—%	—	—	—%
Equity securities	—	—	—%	1,898	4	0.84%	12,755	72	2.29%
FHLB stock	20,179	398	7.93%	20,930	198	3.75%	20,498	305	6.03%
Total loans and leases	6,672,692	58,918	3.55%	6,248,106	59,936	3.81%	5,177,844	57,262	4.49%
Total interest-earning assets	7,648,126	64,232	3.38%	7,140,247	65,497	3.64%	5,870,234	62,930	4.35%
Other assets	312,447			326,013			242,553
Total assets	$7,960,573			$7,466,260			$6,112,787

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$1,473,614	$5,214	1.42%	$1,446,394	$6,178	1.69%	$792,690	$4,542	2.32%
Money market deposit accounts	3,548,965	14,655	1.66%	3,123,162	15,727	2.00%	2,682,390	16,540	2.50%
Certificates of deposit	1,383,036	7,375	2.14%	1,358,319	8,086	2.36%	1,300,296	8,251	2.57%
Borrowings:
FHLB borrowings	421,923	2,035	1.94%	465,489	2,417	2.06%	459,333	2,585	2.28%
Line of credit borrowings	1,484	1	0.27%	—	—	—%	4,139	58	5.68%
Subordinated notes payable, net	—	—	—%	—	—	—%	34,933	554	6.43%
Total interest-bearing liabilities	6,829,022	29,280	1.72%	6,393,364	32,408	2.01%	5,273,781	32,530	2.50%
Noninterest-bearing deposits	350,086			285,027			261,682
Other liabilities	153,207			173,977			88,485
Shareholders’ equity	628,258			613,892			488,839
Total liabilities and shareholders’ equity	$7,960,573			$7,466,260			$6,112,787

Net interest income (1)		$34,952			$33,089			$30,400
Net interest spread (1)			1.66%			1.63%			1.85%
Net interest margin (1)			1.84%			1.84%			2.10%

(1)	Interest income and net interest margin are calculated on a fully taxable equivalent basis.

(2)	Annualized.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	March 31, 2020		December 31, 2019		March 31, 2019
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$3,915,555	56.3%	$3,695,402	56.2%	$2,981,973	55.9%
Middle-market banking loans:
Commercial and industrial	1,191,104	17.1%	1,085,709	16.5%	862,405	16.1%
Commercial real estate	1,851,490	26.6%	1,796,448	27.3%	1,492,347	28.0%
Total middle-market banking loans	3,042,594	43.7%	2,882,157	43.8%	2,354,752	44.1%
Loans and leases held-for-investment	$6,958,149	100.0%	$6,577,559	100.0%	$5,336,725	100.0%
TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended March 31, 2020				Three Months Ended March 31, 2019
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$64,202	$—	$—	$64,202	$62,830	$—	$72	$62,902
Interest expense	29,296	—	(16)	29,280	31,919	—	611	32,530
Net interest income (loss)	34,906	—	16	34,922	30,911	—	(539)	30,372
Provision (credit) for loan and lease losses	2,993	—	—	2,993	(377)	—	—	(377)
Net interest income (loss) after provision for loan and lease losses	31,913	—	16	31,929	31,288	—	(539)	30,749
Non-interest income:
Investment management fees	—	7,765	(127)	7,638	—	9,533	(109)	9,424
Net gain on the sale and call of debt securities	57	—	—	57	28	—	—	28
Other non-interest income (loss)	5,652	(31)	—	5,621	2,877	21	719	3,617
Total non-interest income (loss)	5,709	7,734	(127)	13,316	2,905	9,554	610	13,069
Non-interest expense:
Intangible amortization expense	—	502	—	502	—	502	—	502
Other non-interest expense	21,034	6,626	982	28,642	19,021	7,058	91	26,170
Total non-interest expense	21,034	7,128	982	29,144	19,021	7,560	91	26,672
Income (loss) before tax	16,588	606	(1,093)	16,101	15,172	1,994	(20)	17,146
Income tax expense (benefit)	3,348	28	(170)	3,206	2,024	563	(5)	2,582
Net income (loss)	$13,240	$578	$(923)	$12,895	$13,148	$1,431	$(15)	$14,564

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “EBITDA,” “total revenue,” “pre-tax, pre-provision net revenue” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide management and our investors with a more detailed understanding of our performance, these measures are not necessarily comparable to similar measures that may be presented by other companies. The non-GAAP financial measures presented herein are calculated as follows:

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors so that they can better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets associated with prior acquisitions. Intangible assets are created when we buy businesses that add relationships and revenue to our Company. Intangible assets have the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets associated with prior acquisitions.

“EBITDA” is defined as net income before interest expense, income tax expense, depreciation expense and intangible amortization expense. We use EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings by excluding certain non-cash items and the volatility that is associated with certain discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of debt securities. We believe adjustments made to our operating revenue allow management and investors to better assess our core operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale and call of investment securities. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan and lease losses and changes in our tax rates and other items that are unrelated to our core business.

“Efficiency ratio” is defined as total non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue, particularly at the Bank.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019
Tangible common equity and tangible book value per common share:
Common shareholders’ equity	$498,301	$505,202	$458,089
Less: goodwill and intangible assets	65,352	65,854	67,361
Tangible common equity (numerator)	$432,949	$439,348	$390,728
Common shares outstanding (denominator)	29,762,578	29,355,986	29,351,833
Tangible book value per common share	$14.55	$14.97	$13.31

EXHIBIT 99

INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Investment Management EBITDA:
Net income	$578	$13	$1,431
Interest expense	—	—	—
Income tax expense	28	88	563
Depreciation expense	109	110	125
Intangible amortization expense	502	503	502
EBITDA	$1,217	$714	$2,621

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Total revenue and pre-tax, pre-provision net revenue:
Net interest income	$34,922	$33,066	$30,372
Total non-interest income	13,316	13,491	13,069
Less: net gain on the sale and call of debt securities	57	70	28
Total revenue	$48,181	$46,487	$43,413
Less: total non-interest expense	29,144	30,119	26,672
Pre-tax, pre-provision net revenue	$19,037	$16,368	$16,741

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Bank total revenue:
Net interest income	$34,906	$33,025	$30,911
Total non-interest income	5,709	4,655	2,905
Less: net gain on the sale and call of debt securities	57	70	28
Bank total revenue	$40,558	$37,610	$33,788

Bank efficiency ratio:
Total non-interest expense (numerator)	$21,034	$21,073	$19,021
Bank total revenue (denominator)	$40,558	$37,610	$33,788
Bank efficiency ratio	51.86%	56.03%	56.30%